Exhibit 99.1

ZS Pharma, Inc. Announces Pricing of Initial Public Offering

Coppell, Texas – June 17, 2014 – ZS Pharma, Inc., a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced the pricing of its initial public offering of 5,944,444 shares of its common stock at a price to the public of $18.00 per share. The shares are expected to begin trading on The NASDAQ Global Market on June 18, 2014 under the symbol “ZSPH”. In addition, ZS Pharma has granted the underwriters a 30-day option to purchase up to an additional 891,667 shares of common stock at the initial public offering price, less underwriting discounts and commissions. The offering is expected to close on or about June 23, 2014, subject to customary closing conditions.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers for the offering. BMO Capital Markets Corp. is acting as lead manager and William Blair & Company, L.L.C. is acting as co-manager.

A registration statement relating to these securities has been filed with, and was declared effective on June 17, 2014 by, the U.S. Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, the securities described above, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering will be made only by means of a prospectus. A final prospectus for the offering, when available, may be obtained from:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (866) 803-0204

Credit Suisse Securities (USA) LLC

Attention: Prospectus Department

One Madison Avenue

New York, NY 10010

Telephone: (800) 221-1037

Email: newyork.prospectus@credit-suisse.com

You may also obtain a copy of the final prospectus free of charge by visiting the Securities and Exchange Commission’s website at http://www.sec.gov under the registrant’s name, “ZS Pharma, Inc.”

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, our business plans may change as circumstances warrant and securities of ZS Pharma, Inc. may not ultimately be offered to the public because of general market conditions or other factors.

About ZS Pharma

ZS Pharma is a specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

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